Exhibit 12.2

                          Hospitality Properties Trust
           Computation of Ratio of Earnings to Combined Fixed Charges
                          and Preferred Distributions
                      (in thousands, except ratio amounts)





                                           Six Months Ended
                                               June 30,                       Year Ended December 31,
                                      --------------------------    -------------------------------------------
                                         2002           2001          2001             2000            1999
                                         ----           ----          ----             ----            ----

Net income                               $68,821         $61,516     $131,956         $126,271       $111,929
Fixed charges                             21,113          20,706       41,312           37,682         37,352
                                      ------------    ----------    -----------      -----------    -----------
Adjusted earnings                        $89,934         $82,222     $173,268         $163,953       $149,281
                                      ============    ==========    ===========      ===========    ===========


Fixed Charges and Preferred
Distributions:
     Interest on indebtedness and
     amortization of deferred
     finance costs                       $21,113         $20,706      $41,312          $37,682        $37,352
     Preferred distributions               3,563           3,563        7,125            7,125          5,106
                                      ------------    ----------    -----------      -----------    -----------

Combined Fixed Charges and
Preferred Distributions                  $24,676         $24,269      $48,437          $44,807        $42,458
                                      ============    ==========    ===========      ===========    ===========

Ratio of Earnings to Combined Fixed
Charges and Preferred Distributions        3.64x           3.39x        3.58x            3.66x          3.52x
                                      ============    ==========    ===========      ===========    ===========